Exhibit 10.2
McKESSON CORPORATION
EXECUTIVE BENEFIT RETIREMENT PLAN
(Amended and Restated as of May 22, 2007)

McKESSON CORPORATION
EXECUTIVE BENEFIT RETIREMENT PLAN
TABLE OF CONTENTS

A.	PURPOSE	1

B.	ERISA PLAN	1

C.	PARTICIPATION	1

D.	BENEFITS ON APPROVED RETIREMENT	2

E.	DEATH BENEFITS	4

F.	SEPARATION FROM SERVICE BEFORE APPROVED RETIREMENT	5

G.	SPECIAL FORFEITURE AND REPAYMENT RULES	8

H.	METHOD OF PAYMENT	9

I.	SOURCE OF PAYMENT	11

J.	MISCELLANEOUS	11

K.	ADMINISTRATION OF THE PLAN	13

L.	AMENDMENT OR TERMINATION OF THE PLAN	13

M.	CLAIMS AND APPEALS	14

N.	DEFINITIONS	15

O.	SUCCESSORS	19

P.	EXECUTION	19

APPENDIX A SAMPLE CALCULATION EARLY RETIREMENT		A-1

APPENDIX B SAMPLE CALCULATION SURVIVOR BENEFIT		B-1

APPENDIX C SAMPLE CALCULATION TERMINATION BEFORE APPROVED RETIREMENT		C-1

i

McKESSON CORPORATION
EXECUTIVE BENEFIT RETIREMENT PLAN
(Amended and Restated as of May 22, 2007)
A. PURPOSE
     This Plan was established to enable the Company to attract and retain key executive personnel by assisting them and their survivors in maintaining their standards of living on the Executive’s retirement or earlier death. The Plan has been amended and restated on various occasions. The Plan as set forth in here is amended and restated effective May 22, 2007.
B. ERISA PLAN
     This Plan is an unfunded deferred compensation program for a select group of management or highly compensated employees of the Company. The Plan, therefore, is covered by Title I of ERISA, except that it is exempt from Parts 2, 3, and 4 of Title I of ERISA.
C. PARTICIPATION
     1. Selection by the Compensation Committee. The Compensation Committee may select, at its discretion and from time to time as it decides, the Executives who participate in this Plan. Participation in the Plan shall be limited to those Executives of the Company who are selected by the Compensation Committee. Selection of an Executive to participate in the Plan may be evidenced by the terms of the Executive’s contract of employment with the Company.
     2. Addition and Removal of Participants. The Compensation Committee may, at its discretion and at any time, designate additional Executives to participate in the Plan and remove Executives from participation in the Plan. If an Executive is removed from participation prior to reaching age 65, he or she shall be entitled to receive benefits, if any, as specified in Section D or F.
     3. Relation to Other Plans. If an Executive participates in this Plan, he or she shall not participate in or receive benefits under any other Company-paid plan, program or agreement that provides Company Executives, or the individual Executive, with retirement benefits that supplement or are in addition to the benefits under the Retirement Plan, Profit-Sharing Investment Plan or Supplemental Profit-Sharing Investment Plan, unless otherwise specifically approved by the Compensation Committee. This paragraph shall not limit an Executive’s participation in or benefits under any plan or program under which the Executive voluntarily defers for later payment compensation otherwise currently payable to the Executive (such as, but not limited to, the Deferred Compensation Administration Plan II or any successor or replacement plan).

D. BENEFITS ON APPROVED RETIREMENT
     1. Amount of Benefits.
          a. In General. Except as otherwise provided herein, each Executive who participates in the Plan and Separates from Service by reason of an Approved Retirement shall be entitled to receive a benefit determined with reference to the value of monthly payments equal to (1) reduced by (2), as follows:
               (1) the percentage of Average Final Compensation specified for the Executive, which shall be as provided herein and no higher than 60% (unless a higher percentage is specified in the Executive’s written employment contract with the Company)
                    reduced by
               (2) the Executive’s Basic Retirement Benefits.
The percentage stated in clause (1) may be specified by the Compensation Committee or may be specified in the Executive’s written employment contract with the Company. Unless otherwise determined by the Compensation Committee, the percentage of Average Final Compensation specified in clause (1) shall be 20% plus 0.148% for each completed month (1.77% per completed year) of the Executive’s full-time continuous employment with the Company, but in no event shall such percentage be higher than 60% (unless a higher percentage is specified in the Executive’s written employment contract with the Company).
          b. Special Rule. The benefit of an Executive under this Section D. who is a participant in the Plan as of August 28, 1996, shall not be less than such Executive’s benefit calculated pursuant to Section F.1.a of the Plan, without regard to any reduction required by Section D.3 of the Plan.
          c. Effect of Plan Termination. If the Plan is terminated in accordance with Section L, an Executive who later Separates from Service by reason of an Approved Retirement shall be entitled to receive upon such Approved Retirement monthly payments equal to (1) the applicable percentage of Average Final Compensation under Section D.1.a multiplied by the Executive’s Pro Rata Percentage, reduced by (2) the Executive’s Basic Retirement Benefits. For purposes of this section, the Executive’s Pro Rata Percentage and Average Final Compensation shall be calculated by treating the date of Plan termination as the date that the Executive Separates from Service with the Company.
          d. Removal from Participation. If an Executive is removed from Plan participation and later Separates from Service by reason of an Approved Retirement, the Executive shall be treated as if the Plan were terminated with respect to the Executive as of the date of removal, and the Executive’s benefits shall be determined under Section D.1.c above except that the Executive’s Basic Retirement Benefits reduction shall be determined as of the date of the Executive’s Approved Retirement.
          e. Change in Percentage. If the percentage of Average Final Compensation specified in Section D.l.a is reduced, the percentage applied to determine the Executive’s benefit shall be determined by averaging over the Executive’s period of participation in the Plan the percentages that have been so specified. For example, if an Executive’s percentage is reduced from 60% to 50%, and one-half of the Executive’s Plan participation is at 60% and one-half at 50%, the percentage used to determine the Executive’s benefits shall be 55%.
          In addition, the benefit payable under this Plan after a reduction in such percentage shall not be less than the benefit that would have been paid if the Plan had been terminated with respect to the Executive on the date of such reduction.
          If the percentage of Average Final Compensation specified in Section D.l.a is increased, such increased percentage shall apply for determining Plan benefits without averaging it with prior percentages, and all prior Plan participation shall be treated as having been participation under that increased percentage.
          f. Reduction for Basic Retirement Benefits. The reduction for the Executive’s Basic Retirement Benefits shall be applied, unless otherwise provided herein, by calculating all benefits as if they were payable in the form of a straight life annuity beginning at the date of Approved Retirement, without survivor benefits. There is no requirement, however, that the benefits payable under this Plan and any other plan be paid in the same form or at the same time.
     2. Time of Payment. The benefits provided on Approved Retirement shall be made on the first day of the month following the date the Executive Separates from Service. Effective January 1, 2005, the benefits provided on Approved Retirement accrued after December 31, 2004 shall be made on the first day of the eighth month following the date the Executive Separates from Service. Effective for Executives who Separate from Service on or after October 27, 2006, all benefits provided on Approved Retirement shall be made on the first day of the eighth month following the date the Executive Separates from Service. Such payment shall include an additional amount representing interest credited at the rate being credited to accounts under the Company’s Deferred Compensation Administration Plan III during the relevant eight-month period.
     3. Reduction for Early Commencement of Approved Retirement. If an Executive’s Approved Retirement occurs before the date the Executive attains age 62, the Executive shall receive a reduced benefit commencing on the first day of the month following such Approved Retirement. Effective January 1, 2005, an Executive’s reduced benefit accrued after December 31, 2004 shall be made on the first date of the eighth month following the date the Executive Separates from Service. Effective for Executives who Separate from Service on or after October 27, 2006, an Executive’s entire reduced benefit shall be made on the first day of the eighth month following the date the Executive Separates from Service. This reduced benefit shall be reduced by 0.3% for each month the Executive’s Approved Retirement precedes the date the Executive will attain age 62. The reduction for Basic Retirement Benefits shall be applied by calculating all benefits as if they were payable in the form of a straight life annuity at the date of such Approved Retirement before age 62, without survivor benefits, to determine the net benefit payable under this Plan. See Appendix A for an example of this calculation.

     4. No Delayed or Accelerated Retirement Benefit. An Executive may not elect to delay the commencement date of his or her retirement benefits under the Plan after the time for commencement specified in Section D.2 or D.3. Notwithstanding any other provision of the Plan to the contrary, no distribution will be made from the Plan that would constitute an impermissible acceleration of payment as defined in Section 409A(a)(3) of the Code and the regulations promulgated thereunder.
E. DEATH BENEFITS
     1. Death After Approved Retirement. If an Executive dies after Approved Retirement, benefits shall be paid after the Executive’s death only in accordance with the method of payment determined under Section H. For example, if the Executive received a straight life annuity or a lump sum, no benefits shall be paid under this Plan after the Executive’s death.
     2. Death While Employed.
          a. Benefits Payable to Beneficiary. If an Executive dies while employed by the Company, the Executive’s beneficiary shall receive the monthly benefit that would have been paid to such beneficiary if the Executive had Separated from Service by reason of an Approved Retirement on the last day of the month before the Executive’s death, had elected to receive benefits in the actuarially reduced form of a joint and 100% survivor annuity with the Executive’s beneficiary as the contingent annuitant, had begun to receive such benefits on the day prior to the Executive’s death, and died immediately thereafter. Such payment shall be calculated by first determining the amount payable to the Executive under this Plan without reduction for Basic Retirement Benefits (applying the reduction, if applicable, for early commencement of such benefit as set forth in Section D.3 and applying the actuarial reduction for joint and 100% survivor annuity) and only thereafter making a reduction for Basic Retirement Benefits. The reduction for Basic Retirement Benefits in connection with the Retirement Plan in this case shall be in the amount payable, if any, under the Retirement Plan as a spouse allowance; if any spouse allowance is payable under the Retirement Plan on account of the Executive, this reduction shall be made even if the Executive’s beneficiary under this Plan is not the Executive’s surviving spouse. See Appendix B for an example of this calculation. The foregoing notwithstanding, if prior to death the Executive had made an election to receive a lump sum form of distribution and the Compensation Committee approves such form of distribution, distribution shall be made to the beneficiary in the form of a lump sum payment; provided, however, that any election made after December 31, 2004 shall not require Compensation Committee approval but must comply with the last sentence of Section H.5. The present value of benefits payable in a lump sum shall be determined under factors established and uniformly applied by the Administrator in accordance with Section H.1.
          b. Average Final Compensation. For purposes of the calculations under this Section E.2, the Executive’s Average Final Compensation shall be based on the compensation the Executive actually earned during the Executive’s employment with the Company.
          c. No Designated Beneficiary. If an Executive dies before Approved Retirement without having designated a beneficiary, and was married on the date of death, the

Executive’s surviving spouse shall be the Executive’s beneficiary, unless otherwise provided by applicable community property or other laws or court order. If an Executive dies before Approved Retirement, has no surviving spouse and has not designated a beneficiary, the present value of the benefits that would be paid to a surviving spouse of the same age as the Executive under a joint and 100% survivor annuity form (and under the method of calculation provided in Section E.2.a and b) shall be paid to the Executive’s estate in two equal amounts in the 14 months following death. The present value of benefits shall be determined under factors established and uniformly applied by the Administrator in accordance with Section H.1.
     3. Designation of Beneficiary. An Executive may designate any natural person as his or her beneficiary, but may not designate more than one person, or any person not a natural person, without the approval of the Administrator. Designation shall be made in writing and shall become effective only when filed with the Administrator. Such filing must occur before the Executive’s death. An Executive may change his or her beneficiary, from time to time, by filing a new written designation with the Administrator. If the Executive is married, any beneficiary designation which does not designate the Executive’s spouse to receive at least one-half of the benefit payable on the Executive’s death shall only become effective when approved in writing by the Executive’s spouse.
F. SEPARATION FROM SERVICE BEFORE APPROVED RETIREMENT
     1. Basic Rule.
          a. Termination Benefits. Subject to other applicable provisions in this Plan, an Executive who Separates from Service with the Company other than on Approved Retirement or death shall be entitled to receive a benefit determined with reference to the value of monthly payments equal to his Termination Benefits. An Executive’s Termination Benefits are equal to (1) the applicable percentage of Average Final Compensation under Section D.1.a., multiplied by the Executive’s Pro Rata Percentage and reduced by (2) the Executive’s Basic Retirement Benefits at the date of Separation from Service. For purposes of the Plan, Termination Benefits are expressed as the present value of a benefit payable at age 65, calculated using the GATT interest rate. See Appendix C for an example of this calculation. Effective January 1, 2005, the Termination Benefits accrued after December 31, 2004 shall be made on the first day of the eighth month following the date the Executive Separates from Service. Effective for Executives who Separate from Service on or after October 27, 2006, all Termination Benefits shall be made on the first day of the eighth month following the date the Executive Separates from Service.
          b. Plan Termination or Removal from Participation. An Executive who Separates from Service with the Company other than on Approved Retirement or death and who has been removed from Plan participation (“removal”) or with respect to whom the Plan has terminated in accordance with Section L prior to his or her Separation from Service (“termination”) shall be entitled to receive, beginning at age 65, monthly payments determined under this Section F but treating the date of “removal” or “termination”, whichever is applicable, as the date of Separation from Service for purposes of calculating the Executive’s Pro Rata Percentage and Average Final Compensation. Effective January 1, 2005, benefits payable under this Section F.1.b accrued after December 31, 2004 shall be made on the on first day of the eighth month following the date the Executive Separates from Service. Effective for Executives who Separate from Service on or after October 27, 2006, all Termination Benefits shall be made on the first day of the eighth month following the date the Executive Separates from Service.
          c. Reduction for Subsequent Employer Benefits. Prior to January 1, 2006, any amount payable under Section F.1.a or b shall be reduced by any retirement benefit payable to the Executive or the Executive’s beneficiary on account of service rendered to another employer after the Executive’s Separation from Service with the Company.
     2. Limitations. No benefits shall be paid under this Section F to:
          a. Separation from Service for Cause. An Executive who is involuntarily Separated from Service for Cause. If the Executive has a written employment agreement, Cause shall be determined in accordance with that agreement.
          b. Violation of Employment Agreement. An Executive who Separates from Service in violation of a written employment agreement (if any). Separation from Service is in violation of an employment agreement if the Separation from Service occurs before the end of the term of that agreement and is not allowed by the agreement (e.g., for “good reason”).
          c. No Vested Interest. An Executive who has not at the time of his or her Separation from Service with the Company (i) either (A) completed five Years of Service, if such Executive was selected to participate in this Plan prior to May 22, 2007 or (B) completed five Years of Service as an Executive, as the Company determines in its sole discretion, if such Executive was selected to participate in this Plan on or after May 22, 2007 or (ii) attained age 65, or if later, the fifth anniversary of participation in the Plan (or, in the case of an Executive who was Separated from Service prior to April 26, 1999, an Executive who had no vested interest in benefits under the Retirement Plan at the time of his or her Separation from Service with the Company) shall have no vested interest in benefits under the Plan and upon Separation from Service with the Company shall forfeit any benefit the Executive had accrued under the Plan. For purposes of the foregoing, Years of Service before a Break in Service shall not be counted if the consecutive one-year Breaks in Service equal or exceed the greater of five or the aggregate number of Years of Service before the Break in Service. An Executive who would have such a vested interest (1) if the Executive was not involuntarily Separated from Service by the Company in violation of the Executive’s employment agreement or (2) if the Executive’s Separation from Service was not for “good reason” under such agreement, shall be treated as having such a vested interest. This Section F.2 shall not apply to any Executive who was a participant in this Plan on September 29, 1993. The foregoing notwithstanding, effective January 30, 2002, the Compensation Committee may in its sole discretion waive the five Years of Service requirement and confer vested rights on any Executive.
     3. Pro Rata Percentage. An Executive’s Pro Rata Percentage is the higher of the following two percentages (but not greater than 100%). The first percentage is determined by dividing the number of the Executive’s whole months of employment with the Company by the number of whole months from the date that the Executive was first hired by the Company to the date that the Executive will reach age 65 and multiplying by 100. The second percentage is determined by multiplying 4.44% by the number of the Executive’s whole and partial years of completed employment with the Company.

     4. Rules of Application.
          a. Periods of Employment. Effective April 26, 1999, for purposes of determining employment with the Company, Years of Service before a Break in Service (and, at the discretion of the Administrator, any other periods of Service that would be disregarded under the Retirement Plan) shall not be counted under this Section F if the consecutive one-year Breaks in Service equal or exceed the greater of five or the aggregate number of the Executive’s Years of Service before the Break in Service.
          b. Basic Retirement Benefits. For purposes of this Section F, an Executive’s Basic Retirement Benefits shall be determined on the date the Executive’s employment with the Company terminates. All benefits shall be calculated as if they were payable in the form of a straight life annuity beginning at the later of age 65 or the date of actual termination of employment, without survivor benefits.
          c. Method of Payment. Benefits under this Section shall be paid in the form provided in Section H.
          d. Date Benefits Begin. Benefits payable under this Section shall begin on the first day of the month following the date the Executive reaches age 65. Effective January 1, 2005, benefits payable under this Section accrued after December 31, 2004 shall be made on the on first day of the eighth month following the date the Executive Separates from Service. Effective for Executives who Separate from Service on or after October 27, 2006, benefits payable under this Section shall be made on the first day of the eighth month following the date the Executive Separates from Service.
          e. Death Benefits. For purposes of this Section:
                         If an Executive dies after benefits have begun, benefits payable thereafter, if any, shall be paid in accordance with the method of payment determined under Section H.
                         If an Executive who has Separated from Service and is entitled to receive benefits under this Section F dies before benefits begin, the Executive’s beneficiary shall receive the monthly benefit payable under an actuarially reduced form of joint and 100% survivor annuity with the Executive’s beneficiary as the contingent annuitant, payable beginning on the first day of the month after the Executive would have reached age 65. The principles of the second and third sentences of Section E.2.a and the principles of Section E.2.b and of this Section shall apply for calculating these survivor benefits. Effective with respect to benefits paid upon an Executive’s death on or after January 1, 2005, distributions will be made to the beneficiary on the first day of the month following the Executive’s death.
                         The principles of Section E.2.c and of this Section shall apply if there is no surviving spouse and no designation of beneficiary. The rules of Section E.3 concerning designation of beneficiary shall apply.
          f. Change in Percentage. The principles of Section D.1.d shall apply to benefits calculated under this Section F.

          5. Other Agreement. If an Executive’s written employment agreement with the Company provides higher benefits on Separation from Service before Approved Retirement than provided under this Section F, such higher benefits shall be paid.
          6. Forfeiture of Benefits. Except as provided in this Section, and as provided elsewhere in this Plan with respect to Approved Retirement or death of an Executive, an Executive or the Executive’s beneficiaries shall not be entitled to any benefits under this Plan, all obligations of the Company to the Executive and his or her beneficiaries shall cease, and the Company shall have no further liability to the Executive or any other person under this Plan.
G. SPECIAL FORFEITURE AND REPAYMENT RULES
     Any other provisions of this Plan to the contrary notwithstanding, if the Compensation Committee determines that an Executive has engaged in any of the actions described in Section G.3 below, the consequences set forth in Sections G.1 and 2 below shall result.
     1. Forfeiture of Benefits. To the extent that the benefit that otherwise would be payable under this Plan exceeds the benefit, if any, that would have been payable if the Executive’s Separation from Service had occurred on November 1, 1993, such excess portion shall be forfeited and shall not be payable at any time under this Plan.
     2. Repayment. If the Executive received a payment under this Plan at any time within six months prior to the date the Company discovered that the Executive engaged in any action described in Section G.3 below, the Executive, upon written notice from the Company, shall repay to the Company in cash the excess portion of any such payment, such excess portion to be calculated in the manner described in Section G.1 above.
     3. The consequences described in Sections G.1 and 2 above shall apply if the Executive, either before or after Separation from Service with the Company, engages in any of the following:
          a. Accepts a position as a consultant to or an employee of a business enterprise that is in direct competition with any line of business engaged in by the Company at the time of the Executive’s Separation from Service.
          b. Discloses to others, or takes or uses for the Executive’s own purpose or the purpose of others, any trade secrets, confidential information, knowledge, data or know-how belonging to the Company and obtained by the Executive during the term of the Executive’s employment, whether or not they are the Executive’s work product. Examples of such confidential information or trade secrets include (but are not limited to) customer lists, supplier lists, pricing and cost data, computer programs, delivery routes, advertising plans, wage and salary data, financial information, research and development plans, processes, equipment, product information and all other types and categories of information as to which the Executive knows or has reason to know that the Company intends or expects secrecy to be maintained.
          c. Fails to promptly return all documents and other tangible items belonging to the Company in the Executive’s possession or control, including all complete or partial copies, recordings, abstracts, notes or reproductions of any kind made from or about such documents or information contained therein, upon Separation from Service, whether pursuant to an Approved Retirement or otherwise.
          d. Fails to provide the Company with at least 30 days’ written notice prior to directly or indirectly engaging in, becoming employed by, or rendering services, advice or assistance to any business in competition with the Company. As used herein, “business in competition” means any person, organization or enterprise which is engaged in or is about to become engaged in any line of business engaged in by the Company at the time of the Executive’s Separation from Service with the Company.
          e. Fails to inform any new employer, before accepting employment, of the terms of this Section and of the Executive’s continuing obligation to maintain the confidentiality of the trade secrets and other confidential information belonging to the Company and obtained by the Executive during the term of the Executive’s employment with the Company.
          f. Induces or attempts to induce, directly or indirectly, any of the Company’s customers, employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, the Executive or any third party.
          g. Engages in conduct which is not in good faith and which disrupts, damages, impairs or interferes with the business, reputation or employees of the Company.
          The Compensation Committee shall determine in its sole discretion whether the Executive has engaged in any of the acts set forth in a through g above, and its determination shall be conclusive and binding on all interested persons.
          Any provision of this Section which is determined by a court of competent jurisdiction to be invalid or unenforceable shall be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such invalid or unenforceable provision, without invalidating or rendering unenforceable the remaining provisions of this Section.
H. METHOD OF PAYMENT
     1. Normal Form. The Normal Form of Benefit under this Plan shall be a straight life annuity of monthly payments over the lifetime of the Executive, with payments ceasing on the first day of the month in which the Executive dies. Effective October 27, 2006, the Normal Form of Benefit under this Plan shall be an actuarial equivalent value lump sum distribution, where the actuarial equivalent value is determined as follows: (i) the interest rate is the interest rate prescribed by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination for the month in which the Executive’s Approved Retirement is approved by the Compensation Committee and (ii) a table based upon a fixed blend of 50 percent of male mortality rates and 50 percent of female mortality rates from the 1983 Group Annuity Mortality Table; provided, however, that effective October 28, 2004 the table shall be based on the 1994 Group Annuity Reserving Table (1994 GAR). Notwithstanding the foregoing, effective January 1, 2005, for purposes of calculating a lump sum benefit payable under Section F, the interest rate is the GATT interest rate for purposes of determining the present value of a lump sum distribution under a tax-qualified defined benefit retirement plan.
     2. Joint and Survivor Annuity. If the Executive is married at the time the benefits become payable, then unless the Executive has elected otherwise (as described below), the Executive’s benefits shall be paid in the actuarially reduced form of a joint and 50% survivor annuity payable to the Executive and the Executive’s spouse. Prior to January 31, 2006 and with the approval of the Administrator if the election is made prior to January 1, 2005, the Executive may elect, in writing, not to receive this form of benefit, but any such election which provides a benefit for a beneficiary other than the Executive’s spouse must be approved in writing by the Executive’s spouse to be effective. Such election shall become effective when filed with the Administrator and must be filed before the Executive’s Separation from Service with the Company. If an Executive is first selected for participation in the Plan after December 31, 2006, then the Executive may make an election pursuant to this Section within thirty days of such selection for participation.
     3. Lump Sum Distribution Prior to January 1, 2005. An Executive who Separates from Service by reason of an Approved Retirement on or after June 1, 1997 and prior to January 1, 2005, may elect to have the actuarial equivalent value of his or her benefits paid in the form of a lump sum distribution in cash, where actuarial equivalence is determined as follows: (i) the interest rate prescribed by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination for the month in which the Executive makes the lump sum distribution election and (ii) a table based upon a fixed blend of 50 percent of male mortality rates and 50 percent of female mortality rates from the 1983 Group Annuity Mortality Table; provided, however, that effective October 28, 2004 the table shall be based on the 1994 Group Annuity Reserving Table (1994 GAR).
An election of a lump sum form of distribution made between June 1, 1997 and December 31, 2004, must be made at least 12 months prior to the Executive’s Approved Retirement (except that an election made prior to January 1, 1997 shall be effective as to any Approved Retirement occurring during calendar year 1997) and shall be void and of no effect if either of the following occurs: (a) the Executive’s Separation from Service with the Company does not occur within 24 months after the date on which the Executive made the election of a lump sum form of distribution; or (b) the Executive makes a new election under this Section H.3 at least 12 months after the date of the Executive’s previous election under this Section H.3.
     An Executive who is married at the time benefits become payable under this Section H.3 may not receive a lump sum form of distribution unless the Executive’s spouse approves of the election in writing.
     An Executive, between June 1, 1997 and December 31, 2004, may elect a lump sum form of distribution less than 12 months prior to Approved Retirement, but in such event the amount of the lump sum distribution shall be reduced by ten percent.
     4. Lump Sum Distribution Between January 1, 2005 and December 31, 2006. An Executive who Separates from Service by reason of an Approved Retirement and who is to receive a lump sum distribution on or after January 1, 2005 and prior to December 31, 2006, may elect to have the actuarial equivalent value of his or her benefits paid in the form of a lump sum distribution in cash, where actuarial equivalence is determined as follows: (i) the interest rate prescribed by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination for the month in which the Executive makes the lump sum distribution election and (ii) a table based upon a fixed blend of 50 percent of male mortality rates and 50 percent of female mortality rates from the 1983 Group Annuity Mortality Table; provided, however, that effective October 28, 2004 the table shall be based on the 1994 Group Annuity Reserving Table (1994 GAR).
     An election made pursuant to this Section H.4. shall be treated as an initial distribution election and shall be subject to any special administrative rules imposed by the Administrator including rules intended to comply with Section 409A of the Code and Notice 2005-1, A-19. No election under this Section H.4 shall (i) change the payment date of any distribution otherwise scheduled to be paid in 2006 or cause a payment to be paid in 2006, or (iv) be permitted after December 31, 2006.
     5. Additional Forms of Benefits. With the approval of the Administrator, the Executive may elect to receive his or her benefits in the form of a single life annuity, a joint and survivor annuity with a 100% or 50% annuity to the surviving spouse, or a lump sum distribution or such other form as permitted by the Administrator. All such forms of payment shall be the actuarial equivalent of the single life annuity with actuarial equivalence determined pursuant to Section H.3. If the Executive is married, any such election must be approved in writing by the Executive’s spouse to be effective, if it would provide the spouse with a benefit less than that provided under Section H.2. Prior to April 26, 1999, the Executive, with the approval of the Administrator, could elect to receive benefits in one of the actuarially equivalent benefit forms permitted under the Retirement Plan or such other form as permitted by the Administrator. Effective October 27, 2006, the Executive may elect to receive his or her benefits in any form provided for in this Section H.5; provided, however, that the election must be made not later than the later of (i) December 31, 2006 or (ii) thirty days after the Executive is first selected for participation by the Compensation Committee in accordance with Section C.1.
I. SOURCE OF PAYMENT
     The benefits paid under this Plan shall be paid from the general funds of the Company, and the Executive and the Executive’s beneficiaries shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of the Executive or any beneficiary, or create any fiduciary relationship between the Company and the Executive or any beneficiary with respect to any assets of the Company.
J. MISCELLANEOUS
     1. Withholding. The Executive and any beneficiary shall make appropriate arrangements with the Company for the satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the payment of benefits under this Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required.
     2. No Assignment.
          a. Other than as provided in Section J.2.b below, benefits provided under this Plan may not be alienated, assigned, transferred, pledged or hypothecated by any person, at any time, or to any person whatsoever. These benefits shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.
          b. If a court of competent jurisdiction determines pursuant to a judgment, order or approval of a marital settlement agreement that all or any portion of the benefits payable hereunder to an Executive constitute community property of the Executive and his or her spouse or former spouse (hereafter, the “Alternate Payee”) or property which is otherwise subject to division by the Executive and the Alternative Payee, a division of such property shall not constitute a violation of Section J.2.a, and any portion of such property may be paid or set aside for payment to the Alternate Payee. The preceding sentence of this Section J.2.b, however, shall not create any additional rights and privileges for the Alternate Payee (or the Executive) not already provided under the Plan; in this regard, the Administrator shall have the right to refuse to recognize any judgment, order or approval of a martial settlement agreement that provides for any additional rights and privileges already not already provided under the Plan, including without limitation with respect to form and time of payment.
     3. Fiduciary Insurance. The Company may purchase insurance for its directors, officers, employees and agents to cover potential liability arising from their acts and omissions concerning this Plan.
     4. Applicable Law; Severability. The Plan hereby created shall be construed, administered, and governed in all respects in accordance with ERISA and the laws of the State of California to the extent the latter are not preempted by ERISA. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective. The Plan is intended to comply with the requirements of Code Section 409A.
     5. No Right to Continued Employment. Each Executive selected to participate in the Plan is deemed by the Company to be a bona fide executive or in a high policy making position for purposes of the Age Discrimination in Employment Act and state laws of similar effect. Accordingly, the terms of the Plan shall not confer any legal rights upon any Executive to continued employment or employment past age 65, nor shall the Plan interfere with the rights of the Company to discharge any Executive or to treat the Executive without regard to the effect which that treatment might have upon the Executive as a participant in the Plan.
     6. Offset for Indebtedness. To the extent permitted by law, if at the time an Executive becomes entitled to receive any payment under the Plan the Executive is indebted to the Company, the amount of the payment shall be reduced by the amount of any such indebtedness then due and owing to the Company. The indebtedness shall then be reduced to the extent of such reduction.
K. ADMINISTRATION OF THE PLAN
     1. In General. The Plan shall be administered by the Executive Vice President, Human Resources of McKesson under the direction of the Compensation Committee. If the Executive Vice President, Human Resources, is an Executive participating in the Plan, then any discretionary action taken as Administrator which directly affects the Executive Vice President, Human Resources, as an Executive shall be specifically approved by the Compensation Committee. The Administrator shall have the ultimate responsibility to interpret the Plan and shall adopt such rules and regulations for carrying out the Plan as it may deem necessary or appropriate. Decisions of the Administrator shall be final and binding on all parties who have an interest in the Plan.
     2. Elections and Notices. All elections and notices made by an Executive under this Plan shall be in writing and filed with the Administrator.
     3. Action by Board of Directors and Compensation Committee. The Board and the Compensation Committee may act under this Plan in accordance with their normal procedures and practices, including but not limited to delegation of their authority to act under the Plan.
     4. Plan Year. The Plan Year is the calendar year.
L. AMENDMENT OR TERMINATION OF THE PLAN
     The Compensation Committee may at any time amend, alter or modify and the Board may at any time terminate the Plan.
     Effective October 27, 2006, the Board, in its discretion, may terminate the Plan at any time and in the Board’s discretion any benefits payable to Executives may be accelerated and paid within the period beginning twelve months after the date the Plan was terminated and ending twenty-four months after the date the Plan was terminated, or pursuant to Section D, E or F of the Plan, if earlier. If the Plan is terminated and benefits payments are accelerated, the Company shall terminate all non-account balance non-qualified deferred compensation plans with respect to all participants and shall not adopt a new non-account balance non-qualified deferred compensation plan for at least five years after the date the Plan was terminated.
     Effective October 27, 2006, the Board, in its discretion, may terminate the Plan upon a corporate dissolution of the Company that is taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1(A), provided that the any benefits payable to Executives are distributed and included in the gross income of the Executives by the latest of (i) the calendar year in which the Plan terminates or (ii) the first calendar year in which payment of the benefits is administratively practicable.

M. CLAIMS AND APPEALS
     1. Informal Resolution of Questions. Any Executive or beneficiary who has questions or concerns about his or her benefits under the Plan is encouraged to communicate with the Human Resources Department of McKesson. If this discussion does not give the Executive or beneficiary satisfactory results, a formal claim for benefits may be made in accordance with the procedures of this Section M.
     2. Formal Benefits Claim – Review by Executive Vice President, Human Resources. An Executive or beneficiary may make a written request for review of any matter concerning his or her benefits under this Plan. The claim must be addressed to the Executive Vice President, Human Resources, McKesson Corporation, One Post Street, San Francisco, California 94104. The Executive Vice President, Human Resources or his or her delegate (“Executive Vice President”) shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Executive Vice President shall review the request and shall issue his or her decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Executive Vice President expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.
     3. Notice of Denied Request. If the Executive Vice President denies a request in whole or in part, he or she shall provide the person making the request with written notice of the denial within the period specified in Section M.2. The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
     4. Appeal to Executive Vice President.
          a. A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Executive Vice President within 60 days of receipt of the notification of denial. The appeal must be addressed to: Executive Vice President, Human Resources, McKesson Corporation, One Post Street, San Francisco, California 94104. The Executive Vice President, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.

          b. The Executive Vice President’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Executive Vice President shall not be restricted in his or her review to those provisions of the Plan cited in the original denial of the claim.
          c. The Executive Vice President shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Executive Vice President expects to reach a decision on the appeal.
          d. If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.
          e. The decision of the Executive Vice President on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.
     5. Exhaustion of Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section M.2, has been notified that the claim is denied in accordance with Section M.3, has filed a written request for a review of the claim in accordance with Section M.4, and has been notified in writing that the Executive Vice President has affirmed the denial of the claim in accordance with Section M.4.
N. DEFINITIONS
     For purposes of the Plan, the following terms shall have the meanings indicated:
     1. “Administrator” shall mean the person specified in Section K.
     2. “Approved Retirement” shall mean (i) any Separation from Service with the Company after attainment of age 62; (ii) any involuntary Separation from Service after both attainment of age 55 and completion of 15 Years of Service; or (iii) any other Separation from Service prior to (i) or (ii) above (but not earlier than the Executive’s attainment of age 55 and completion of five Years of Service) if the Compensation Committee has determined that such Separation from Service will be an Approved Retirement. Such a determination by the Compensation Committee may occur at the time of the Executive’s Separation from Service with the Company or at any earlier time. Notwithstanding the foregoing, if an Executive’s written employment agreement so requires or if the Board so decides, the Board may, in its sole discretion, grant an Approved Retirement at any earlier Separation from Service either with or without the reduction for early commencement of benefits in Section D.3.
          Notwithstanding the foregoing, “Approved Retirement” shall not include any Separation from Service for Cause.
     3. “Average Final Compensation” shall mean one-fifth of the sum of the base salary and annual bonuses under the Management Incentive Plan (“MIP”) or any successor or replacement plans (including base salary and annual MIP bonuses or portions thereof voluntarily deferred under a cash or deferred plan or any other tax qualified or non-qualified salary deferral plan such as the Deferred Compensation Administration Plan II (or any successor or replacement plans) or bonuses relinquished in favor of a stock option grant under the 1994 Stock Option and Restricted Stock Plan) earned by an Executive for the five consecutive years of full-time continuous employment with the Company which (a) fall within the 15-year period ending on the first day of the month following the Executive’s Separation from Service with the Company and (b) produce the highest such sum. If the Executive has had less than five years of full time continuous employment, Average Final Compensation shall be base salary and annual bonuses, including amounts voluntarily deferred or relinquished as described in the previous sentence, for the entire period of such employment with the Company, divided by the number of whole and partial years of service.
     4. “Basic Retirement Benefits” shall mean the monthly annuity benefit payable under the Retirement Plan and a hypothetical monthly annuity benefit payable to the Executive under the Profit-Sharing Investment Plan as follows:
          Benefits from the Executive’s interest in the Retirement Plan shall be calculated on a straight life annuity basis payable (i) to the Executive in the event of normal retirement, retirement after age 65, early retirement, or termination allowance as defined in the Retirement Plan, or (ii) as a spouse allowance in the event of the Executive’s death before Approved Retirement or before benefits begin (Section F.4.e).
          The hypothetical annuity benefit payable under the Profit-Sharing Investment Plan shall be calculated by first determining the value of each share credited to the Executive’s Retirement Share Plan account under the Profit-Sharing Investment Plan as of the date it was credited and applying an annual rate of 12% to such value from the date such share was credited to such account to the date the Executive’s benefit under this Plan is to commence. The aggregate value of all of the shares credited to the Executive’s Retirement Share Plan account so determined shall then be converted to a straight life annuity using the factors for determining actuarial equivalence set forth in Section H.3.
     5. “Board” shall mean the Board of Directors of McKesson.
     6. “Break in Service” shall occur when an Executive does not perform any Service during a 12 consecutive month period beginning on a date after the Executive separates from Service. A Break in Service occurs on the earlier of (i) the date on which the Executive quits, retires, is discharged or dies, or (ii) he or she fails to return to work as determined at the discretion of the Administrator.
     7. “Cause” shall be determined in accordance with the terms of the Executive’s written employment agreement, if any, or if there is none, “Cause” shall mean (i) Executive’s misconduct, dishonesty, habitual neglect, or other knowing and material violation of Company’s policies and procedures in effect from time to time, (ii) actions (or failures to act) by Executive in bad faith and to the detriment of Company, or (iii) conviction of a felony or a crime of moral turpitude.
     8. “Company” shall mean McKesson and any member of its controlled group as defined by Section 414(b) and Section 414(c) of the Internal Revenue Code of 1986, as amended.
     9. “Compensation Committee” shall mean the Compensation Committee of the Board.
     10. “Deferred Compensation Administration Plan II” or “DCAP II” shall mean the McKesson Corporation Deferred Compensation Administration Plan II or any successor or replacement plan.
     11. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     12. “Executive” shall mean an employee of the Company selected to participate in this Plan.
     13. “McKesson” shall mean McKesson Corporation, a Delaware corporation.
     14. “Normal Form of Benefit” is that form described in Section H.l.
     15. “Plan” or “EBRP” shall mean this McKesson Corporation Executive Benefit Retirement Plan, as amended from time.
     16. “Pro Rata Percentage” is defined in Section F.3.
     17. “Profit-Sharing Investment Plan” or “PSIP” shall mean the McKesson Corporation Profit-Sharing Investment Plan.
     18. “Retirement Plan” shall mean the McKesson Corporation Retirement Plan.
     19. “Separation from Service” or “Separated from Service” shall mean termination of employment. Effective January 1, 2005, an Executive shall not be deemed to have Separated from Service if the Executive continues to provide services to the Company in a capacity other than as an employee and if the former employee is providing services at an annual rate that is fifty percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment with the Company (or if employed by the Company less than three years, such lesser period) and the annual remuneration for such services is fifty percent or more of the average annual remuneration earned during the final three full calendar years of employment (of if less, such lesser period); provided, however, that a Separation from Service will be deemed to have occurred if an Executive’s service with the Company is reduced to an annual rate that is less than twenty percent of the services rendered, on average, during the immediately preceding three full calendar years of employment with the Company (or if employed by the Company less than three years, such lesser period) or the annual remuneration for such services is less than twenty percent of the average annual remuneration earned during the three full calendar years of employment with the Company (or if less, such lesser period).
     20. “Service” shall mean the period commencing with the first day of an Executive’s employment with the Company and ending with the day he or she separates from Service with the Company. An Executive separates from Service on the earlier of the date he or she resigns, retires, is discharged or dies, or on the first anniversary of his or her absence from work for any other reason. Notwithstanding the foregoing, an Executive’s period of Service shall also include certain periods after he or she has separated from Service:
               (1) If an Executive separates from Service by resignation, discharge or retirement and thereafter returns to the employ of the Company within one year, the period of separation shall be considered as part of the Executive’s Service.
               (2) An Executive’s Service shall also continue during his or her absence caused by sickness, accident, layoff where rehire is anticipated, required military service or any other absence authorized by the Company on a uniform and nondiscriminatory basis. If, after such absence, the individual fails to return to work as an employee of the Company within the time prescribed on a uniform and nondiscriminatory basis by the Administrator for such absences, or within the period during which his or her reemployment rights are protected by law, Service shall be deemed broken as of the date the Executive should have returned to work, as determined by the Administrator.
               (3) If an Executive Separates from Service because of the pregnancy of the Executive, the birth of a child of the Executive, the placement of a child with the Executive in connection with the adoption of the child by the Executive, or for the purpose of caring for such child by the Executive for a period immediately following birth or placement, the one-year period following such separation shall be deemed Service of the Executive (“maternity or paternity absence”). Also, no separation from Service on account of such absence shall occur until the earliest of resignation, retirement, death, discharge or the second anniversary of the date the maternity or paternity absence began. The period after the first anniversary of such absence and its second anniversary is neither a period of Service or separation. An Executive must furnish the Administrator with such timely information as the Administrator may reasonably require to establish that the absence is for a reason described herein.
               (4) Effective as of May 13, 1993, if an Executive who separates from Service receives severance pay immediately after such separation from Service, the period for which the Executive receives such severance pay shall be considered part of the Executive’s Service.

     21. “Supplemental Profit-Sharing Investment Plan” or “Supplemental PSIP” shall mean the McKesson Corporation Supplemental Profit-Sharing Investment Plan or any successor or replacement plan.
     22. “Termination Benefits” shall mean those benefits specified in Section F.l.a.
     23. “Year of Service” shall mean a period of 365 aggregate days of Service (including holidays, weekends, and other non-working days). A Year of Service is measured beginning on the Executive’s first employment commencement date with the Company. To determine the number of whole years of an Executive’s Service, nonsuccessive periods of Service must be aggregated and less than whole year periods of Service must be aggregated. However, both aggregation rules are subject to the Break in Service and other rules, as set forth in the Retirement Plan, and as applied at the discretion of the Plan Administrator.
O. SUCCESSORS
     This Plan shall be binding on the Company and any successors or assigns thereto.
P. EXECUTION
     To record the amendment and restatement of the Plan by the Board of Directors of McKesson Corporation at a meeting held on May 22, 2007.

McKESSON CORPORATION

By:	/s/ Paul E. Kirincic

Paul E. Kirincic Executive Vice President, Human Resources

McKESSON CORPORATION
EXECUTIVE BENEFIT RETIREMENT PLAN
APPENDIX A
SAMPLE CALCULATION
EARLY RETIREMENT
Executive retires at age 59, three years early, with 25 Years of Service
Final Average Compensation: $600,000
Percentage of Final Average Compensation
specified under the Plan: 60% (20% + 1.77% for each of 25 years, capped at 60%)

Income Objective
	(60% x $600,000)	$360,000

LESS:	Early Retirement Reduction (0.003 per month x 36 months = 10.8%)	(38,800)

Adjusted Objective		321,120

LESS:	Single Life Retirement Plan Benefit and annuitized value of PSIP Retirement Share Plan Account	(38,000)

Annual Single Life EBRP Benefit		$283,120

NOTE:	Retirement Plan benefits are governed by the terms of that plan, and incorporate the appropriate reduction for early retirement. As intended, the Plan provides a retirement income that, when added to income from the Retirement Plan and the PSIP, if any, provides the executive with retirement income equal to the adjusted objective.

A-1

McKESSON CORPORATION
EXECUTIVE BENEFIT RETIREMENT PLAN
APPENDIX B
SAMPLE CALCULATION
SURVIVOR BENEFIT

Death age 57 with 20 Years of Service

Final Average Compensation:		$500,000

Percentage of Final Average Compensation specified under the Plan: 55.4% (20% + 1.77% for each of 20 years)

Income Objective
	(55.4% % x $500,000)	$277,000

LESS:	Early Retirement Reduction (0.003 per month x 60 months = 18%)	(49,860)

Subtotal		$227,140

Application of 100% J&S Factor		80%

Adjusted Objective		$181,712

LESS:	Retirement Plan Spouse Allowance and annuitized value of PSIP Retirement Share Plan Account	(25,000)

Annual EBRP Survivor Benefit		$156,712

NOTE:	As intended, the Plan Survivor Benefit provides a supplement to the Retirement Plan and the PSIP so that the total of these sources of Company-provided benefits equals the survivor’s adjusted income objective. This method would apply even if the Retirement Plan Spouse Allowance were paid to a minor child, and the Plan benefit were paid to the spouse.

B-1

McKESSON CORPORATION
EXECUTIVE BENEFIT RETIREMENT PLAN
APPENDIX C
SAMPLE CALCULATION
TERMINATION BEFORE APPROVED RETIREMENT

Executive is hired at age 40 and terminates at age 50.

Final Average Compensation:	$600,000

Percentage of Final Average Compensation specified under the Plan:	37.7% (20% + 1.77% for each of 10 years)

Pro Rata Percentage Applied:	44.4% (Greater of 120 months/300 months and 4.44% x 10 years

Vested benefit at age 65:	44.4% of 37.7% (or 16.74%) of Final Average Compensation, less the Executive’s Basic Retirement Benefit.
The benefit payable at age 50 is equal to the present value of the benefit payable at age 65, calculated using the GATT interest rate.

C-1